Exhibit 10-1.

ASSET PURCHASE AGREEMENT
FOR THE WATER ASSETS
OF THE CITY OF DELAWARE CITY
THIS ASSET PURCHASE AGREEMENT (“Agreement”) is entered into as of this ___ day of ____________________, 2020 by and between Artesian Water Company, Inc., a Delaware corporation (“Buyer”), and the City of Delaware City, a Delaware municipality (“Seller”).
WHEREAS, Seller is a municipality that provides public water service and fire protection service (the “Municipal Water Utility”) within its corporate limits and to certain customers outside its corporate limits (the “Service Area”); and
WHEREAS, in January 2019 Seller publicly issued Request for Proposal No. 18-01, titled Provision of Drinking Water Service Delaware City Service Area (Multi Option Proposal), concerning a potential sale of Seller’s Municipal Water Utility assets, which is incorporated herein by reference; and
WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell, assign, transfer, convey and deliver to Buyer, substantially all of the operating assets of Seller’s water system, including the right to provide water service to Seller’s existing customers, under the terms and conditions set forth herein, free and clear of all Indebtedness and Liens (as hereinafter defined); and
WHEREAS, in connection with sale of the water system assets, Seller and Buyer shall jointly file an application with the Delaware Public Service Commission (“PSC”) seeking regulatory approval to consummate the Agreement and the transactions contemplated in connection herewith;
NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements of the parties hereinafter set forth, as well as other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Buyer and Seller, intending to be legally bound, do hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1 The following capitalized terms shall have the following meanings when used in this Agreement:
(a)  “Indebtedness” means all (i) indebtedness of Seller for borrowed money, including, without limitation, purchase money indebtedness, bonds, debentures, capital or financing leases, equipment operating leases, non-trade payables and credit facilities, or obligations for or in respect of the deferred purchase price of goods or services, (ii) obligations of Seller under any guaranty, letter of credit, performance credit or other contract having the effect of assuring a creditor against loss, (iii) obligations of Seller under any interest rate, currency or other hedging contract, and (iv) any prepayment penalties, premiums or fees under any of the foregoing items described under causes (i), (ii) or (iii).
(b) “Liability” or “Liabilities” means any and all direct or indirect Indebtedness, liability, assessment, claim, loss, damage, deficiency, environmental liability, obligation or responsibility, expense (including, without limitation, reasonable attorneys’ fees, court costs, accountants’ fees, environmental consultants’ fees, laboratory costs and other professional fees), Order (as hereinafter defined), settlement payments, taxes, fines and penalties, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, actual or potential, contingent or otherwise (including any liability under any guaranties or letters of credit, or with respect to insurance loss accruals).
(c) “Lien” or “Liens” means, with respect to any Purchased Asset (as hereinafter defined), any lien (including mechanic’s, warehouseman’s, laborer’s and landlord’s liens), charge, restriction, claim, hypothecation, pledge, security interest, mortgage, preemptive right, right of first refusal, option, judgment, title defect, right of way, easement, conditional sale or other title retention agreement, or other restriction or encumbrance of any kind in respect of or affecting such asset.
(d) “Order” means any order, judgment, preliminary or permanent injunction, temporary restraining order, award, citation, decree, consent decree or writ.
ARTICLE II
SALE AND DELIVERY OF PURCHASED ASSETS
Section 2.1 Sale and Delivery of Purchased Assets.
At Closing (as hereinafter defined), and subject to the terms and conditions of this Agreement, Seller shall sell, assign, transfer, convey and deliver to Buyer, free and clear of all Liens and Indebtedness, all of Seller’s right, title and interest in and to all of the following assets, rights, claims, properties and interests that Seller owns or in which Seller has any right, title or interest, other than the Excluded Property as hereinafter defined (each a “Purchased Asset” and collectively the “Purchased Assets”), as follows:
(a) Municipal Water Utility.  Subject to the accounts receivable terms of Section 3.2 below, all of Seller’s right, title and interest in and to the Municipal Water Utility, including, without limitation, all of Seller’s right to serve the customers now or hereafter provided water service in the Service Area and all of Seller’s right to be served by or otherwise interact with all vendors and suppliers with respect to the conduct of the Municipal Water Utility; and
(b) Water Plant, Property and Equipment.  Except as specified herein as excluded property (the “Excluded Property”), all of Seller’s wells, supply facilities, water treatment facilities, water service related equipment, water transmission and distribution mains, lines and conduits, hydrants, services, meters and related appurtenances from the mains to the meter pit at each service location (collectively, the “Water Plant”) on an “as is” basis.  The Excluded Property shall consist of, and the Purchased Assets shall not include:  (a) Tax Parcel No. 22-008.00-089 (the “Excluded Parcel”), it being understood that Buyer is acquiring in connection herewith all Water Plant at the Excluded Parcel that is used in connection with or relates to the Municipal Water Utility; and (b) the meter pit or any on-site water facilities after the meter at any service location on the date of Closing; and
(c) Real Property.  Tax Parcel No. 22-008.00-055 (the “Well 4 Parcel”), together with access or use of any other real property in the Service Area (including via easements granted by deeds or other instruments) that relates to the Water Plant (collectively, the “Real Property”).  A map reflecting the location of the principal Purchased Assets and the parameters of the Service Area is attached hereto and incorporated herein as Exhibit A; and
(d) Assumed Contracts.  All instruments, documents, contracts, agreements, arrangements, commitments, bids, licenses and any other contract rights (whether written or oral) (collectively, “Assumed Contracts”) of Seller existing on the date of Closing and relating to the Municipal Water Utility and/or Water Plant.  The Licensed Operator Agreement between Buyer and Seller relating to operation of the Water Plant shall terminate on the date of Closing.  The Metering and Billing Agreement shall terminate as provided in Section 3.2 below; and
(e) Easements.  To the extent assignable, all of Seller’s rights to access or use any real property or fixtures (including by license or easement) directly or indirectly used in connection with the Municipal Water Utility and/or the Water Plant; and
(f) Permits.  All approvals, consents, licenses, permits, waivers, certificates of public convenience and necessity, or other authorizations issued, granted, given, or applied for at the time of Closing or otherwise made available by or under the authority of any governmental authority (collectively, “Permits”) for the ownership or operation of the Municipal Water Utility and/or Water Plant, to the extent such Permits are assignable.
Section 2.2 Liabilities.
(a) Liabilities Assumed by Buyer.  At Closing, Buyer shall assume Liability for and agree to pay, perform and discharge all of the following (collectively, the “Assumed Liabilities”):
(i)	All obligations and responsibilities to provide water service to the Service Area; and
(ii)	All accounts payable and trade payables first accruing from and after Closing with respect to the provision of water service to the Service Area; and
(iii)
The Assumed Contracts with respect to all periods from and after Closing, but shall not assume any Liability arising from Seller’s performance or non-performance under any Assumed Contracts at any time prior to Closing, whether asserted before or after Closing; and

(iv)	All Liabilities with respect to taxes first accruing immediately after Closing and which are incurred in connection with Buyer’s ownership or operation of the Purchased Assets; and
(v)	All Liabilities arising out of ownership and/or operation of the Purchased Assets subsequent to Closing; and
(vi)
All sales and use, transfer-related taxes, stamp, real property recordation fees or taxes and all other fees and/or costs associated with the transfer of title of the Purchased Assets from Seller to Buyer.

(b) Liabilities Retained by Seller.  Except for the Assumed Liabilities, Buyer shall not assume, and shall not be deemed to have assumed through anything contained in this Agreement or otherwise, any Indebtedness, Liabilities or Liens of Seller whatsoever (the “Excluded Liabilities”).  Without limiting the generality of the foregoing, Buyer shall not assume, and shall not be deemed by anything contained in this Agreement or otherwise to have assumed the following Excluded Liabilities:
(i)	Liabilities and obligations of Seller set forth in this Agreement; and
(ii)	Liabilities arising out of ownership or operation of the Municipal Water Utility or the Purchased Assets prior to Closing; and
(iii)	Liabilities or demands for any unclaimed property relating to the Municipal Water Utility or the Purchased Assets that is in Seller’s possession, custody or control; and
(iv)
Liabilities or demands arising out of any litigation (whether civil or criminal), arbitration, mediation, administrative proceeding, audit or investigation, or threatened litigation or proceedings, relating to any period ending at or prior to Closing; and

(v)
Liabilities or demands arising out of any work or contract of Seller that were to be performed by Seller at or prior to Closing, including, without limitation, any warranty claims relating thereto; and

(vi)
Liabilities or demands, including, without limitation, for any interest, penalties, late charges, prepayment charges or termination fees relating to any Indebtedness outstanding as of Closing, or resulting from cancellation of such Indebtedness; and

(vii)	any other Liens, Liabilities or Indebtedness of Seller that are not specifically enumerated above.
Section 2.3 Purchase Price.
(a) Purchase Price for the Purchased Assets.  In consideration of the sale, assignment, transfer, conveyance and delivery of the Purchased Assets by Seller to Buyer and in reliance on the representations, warranties, covenants and agreements made by Seller in this Agreement, at the Closing Buyer shall pay Seller as set forth in Section 3.3(b) below the following amounts (collectively, the “Cash Purchase Price”):
(i)	the sum of Two Million and 00/100 Dollars ($2,000,000.00), plus
(ii)
the sum of Fifty-One Thousand Nine Hundred Ninety-Two and 00/100 Dollars ($51,992.00), being the aggregate amount substantiated by documentation that Seller has provided to Buyer relating to work performed during calendar year 2019 on Well No. 5, plus

(iii)	the sum of Thirty Thousand and 00/100 Dollars required by the Parcel Easement (as defined in Section 3.3(a)(iii) below).
(b) Payment of the Purchase Price for the Purchased Assets.  No later than five (5) business days prior to Closing, Seller shall deliver to Buyer:  (i) a statement from WSFS Bank (“WSFS”) on WSFS letterhead setting forth the payoff amount as of the Closing date of the loan relating to the Well 4 Parcel, together with wire payment instructions from WSFS for making the payoff payment; (ii) a statement from the Trustee for that certain General Obligation Bond Water System Improvement Project Series 1997 (the “1997 Bond”) setting forth the payoff amount of the 1997 Bond as of the Closing date, together with wire payment instructions from such Trustee for making the payoff payment or the name and address to which payment by check may be hand delivered on the Closing date; (iii) a statement from the Trustee for that certain General Obligation Bond (Well Treatment Plant Improvement Project) Series 2006 – 21st Century Fund (the “2006 Bond”) setting forth the payoff amount of the 2006 Bond as of the Closing date, together with wire payment instructions from such registered owner for making the payoff payment or the name and address to which payment by check may be hand delivered on the Closing date; and (iv) wire payment instructions for payment to Seller of the remainder of the Cash Purchase Price.
(c) Proration.  The parties shall make customary proration with respect to any personal or real property taxes, and power or other utility charges as of the Closing date.
(d) Allocation of Purchase Price.  Buyer and Seller agree to allocate the Cash Purchase Price (and all other capitalizable costs) among the Purchased Assets for all purposes (including financial, accounting and tax purposes) in accordance with an allocation schedule to be agreed upon by Buyer and Seller, and, in the absence of an agreement then in such manner as determined by Buyer in its reasonable discretion.  Buyer and Seller shall file all tax returns, reports and other documents, including an asset acquisition statement on Form 8594, required by any competent taxing authority in a timely manner consistent with the allocation set forth on such agreed schedule.
ARTICLE III
CLOSING
Section 3.1 Closing.
The closing of the transactions contemplated by this Agreement (“Closing”) is contingent upon obtaining regulatory approval from the PSC.  Closing on the purchase of the Purchased Assets shall take place at Seller’s offices located at 407 Clinton Street, Delaware City, Delaware 19706 on the later of (x) the first day of the month next following the receipt of all necessary approvals from the PSC, and (y) the first day of the month next following the date thirty (30) days after Seller delivers notices of redemption to the registered owners of the 1997 Bond and the 2006 Bond in accordance with the terms thereof.
Section 3.2 Municipal Water Utility Accounts Receivable at Closing.
On the date of Closing Seller shall, with the assistance of Buyer, read the meters of all Municipal Water Utility customers.  Municipal Water Utility service charges that Seller has billed in advance shall be prorated between Buyer and Seller as of the date of Closing.  Once Buyer has posted the final bills relating to the period of Seller’s ownership of the Municipal Water Utility, the Metering and Billing Agreement between Seller and Buyer shall terminate.  Seller shall retain all rights to accounts receivable relating to the Municipal Water Utility as of the date of Closing and be responsible for the collection thereof.  To the extent Buyer receives payments relating to the Municipal Water Utility on Seller’s behalf, Buyer may, with Seller’s consent, net remittances to Seller to account for the portion of prepaid service charges due to Buyer.
Section 3.3 Closing Deliveries.
(a) At Closing, Seller shall deliver or cause to be delivered to Buyer each of the following:
(i)	the Purchased Assets; and
(ii)
a permanent easement in substantially the same form attached hereto as Exhibit B, which is incorporated herein by reference, duly executed in triplicate, granting Buyer rights in connection with its provision of water service relating to rights-of-way owned by Seller (the “Rights-of-Way Easement”); and

(iii)
a permanent easement in substantially the same form attached hereto as Exhibit C, which is incorporated herein by reference, duly executed in triplicate, granting Buyer rights to use the Excluded Parcel in connection with Buyer’s ownership and operation of Purchased Assets and providing public water utility service (the “Parcel Easement”, and collectively with the Rights-of-Way Easement, the “Easements”); and

(iv)	duly executed duplicate originals of a Bill of Sale and General Assignment in substantially the same form attached hereto and incorporated herein as Exhibit D (the “Bill of Sale”); and
(v)	executed copies of a deed and related transfer documents for the Well 4 Parcel; and
(vi)
to the extent Seller has not delivered them to Buyer prior to Closing, such records relating to the Municipal Water Utility and/or the Purchased Assets, such as Permits, certificates of title duly endorsed for transfer, maintenance records, equipment warranties, and customer account information, if any, as are necessary or proper to facilitate the transactions contemplated hereby, Buyer’s ownership of the Purchased Assets, or Buyer’s subsequent provision of public water utility service to the Service Area; and

(vii)	a correct and complete list of Seller’s Municipal Water Utility customers who qualify for the Senior Citizen Discount pursuant to City ordinance; and
(viii)	a correct and complete list of Seller’s Municipal Water Utility customers as of Closing.
(b) At Closing, Buyer shall deliver or cause to be delivered to Seller each of the following:
(i)	duly executed triplicate originals of the Easements; and
(ii)	duly executed duplicate originals of the Bill of Sale.
(c) During Closing, Buyer shall payoff the WSFS loan, the 1997 Bond and the 2006 Bond, in the amounts identified in the pre-Closing deliverables contemplated in Section 2.3(b) and using the wire payment or check payment instructions provided in such pre-Closing deliverables, and then Buyer shall pay the remainder of the Cash Purchase Price to Seller using the wire payment instructions provided by Seller.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER
Seller hereby represents and warrants to Buyer that each of the following representations and warranties are, as of the date hereof, and as of the Closing date will be, true and correct:
Section 4.1 Authority and Validity.
Seller’s execution and delivery of this Agreement, performance by Seller hereunder, and the consummation by Seller of the transactions contemplated hereby have been duly and validly authorized by all required action by or on behalf of Seller.  This Agreement has been duly and validly executed and delivered by Seller, and constitutes valid and legally binding obligations of Seller that are enforceable against Seller in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to the enforcement of creditors’ rights generally or by principles governing the availability of equitable remedies.
Section 4.2 No Conflict.
Neither the execution and delivery of this Agreement nor the carrying out of any of the transactions contemplated hereby will result in any:  (a) violation, termination or modification of, or be in conflict with, Seller's powers or authority under applicable laws; (b) material breach of, or constitute a default (or with notice, lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation, or result in the creation of any Lien upon any of its properties or assets pursuant to any Permit or any contract to which Seller is a party or by which it or any of the Purchased Assets are bound or affected, or (c) violation of, or be in conflict with, any law or Permit applicable to Seller or by which the Purchased Assets are bound or affected.
Section 4.3 Title to Assets.
(a) The Purchased Assets constitute all of Seller’s assets, properties and rights (in each case whether real or personal, tangible or intangible), other than the Excluded Property, necessary for Buyer to conduct the Municipal Water Utility after Closing in the same manner as conducted immediately prior to Closing.  Title to the Water Plant and all the Purchased Assets shall be conveyed to Buyer at Closing free and clear of all Indebtedness, Liens and Liabilities.  Except as otherwise stated herein, Seller has good and marketable title to, or a valid license to use, all of the Purchased Assets (in each case whether real or personal, tangible or intangible) used by Seller in the Municipal Water Utility or located on any property owned or used by Seller, free and clear of all Liens and defects of title.  Seller specifically warrants and represents that, except as otherwise identified herein and set for repayment as part of Closing in accordance with the terms hereof, no Liens or Indebtedness exist relating to the Purchased Assets other than current, ordinary monthly accruals such as the current month’s electric bill.
(b) Except as previously disclosed in Seller’s publicly-issued Request for Proposals regarding the sale of the Municipal Water Utility, all of the Water Plant is in good condition and repair, ordinary wear and tear excepted, and has been maintained and repaired in a good and workmanlike manner in accordance with industry standards.
Section 4.4 Litigation.
There are no outstanding Orders of any governmental authority involving the Purchased Assets or the Municipal Water Utility.  There is no litigation (civil or criminal) and there are no other actions, suits, arbitrations, mediations, administrative proceedings, audits or investigations, whether or not the defense thereof or Liabilities in respect thereof are covered by insurance (collectively, “Claims”), pending or, to Seller’s knowledge, threatened against, or involving the Purchased Assets or the Municipal Water Utility.
Section 4.5 Environmental.
(a) None of the real property relating to the Purchased Assets or the Easement is or has been listed on the National Priorities List, the Comprehensive Environmental Response, Compensation, Liability Information System (“CERCLIS”) or any similar state list, or is or has been the subject of any “Superfund” evaluation or investigation, or any other investigation or proceeding of any governmental authority or unaffiliated third party or of Seller evaluating whether any remedial action is necessary to respond to any release of any hazardous substance, pollutant or contaminant in connection with such real property.
(b) Seller has received no notice, written or otherwise, which remains outstanding or unresolved, to the effect that the Water Plant is not being operated in compliance in all material respects with all applicable laws concerning the protection of public health, public safety or the environment (“Environmental Laws”).  Seller has received no notice, written or otherwise, which remains outstanding or unresolved, (i) (A) alleging that Seller or any of its agents is liable under any Environmental Law, or (B) ordering Seller or any of its agents to remedy or recommending that Seller or any of agents remediate, any environmental damage to any real property or modify or upgrade its Water Plant to comply with Environmental Laws, and (ii) to Seller’s knowledge, no such claims or notices are threatened or pending.
(c)  There has been no violation of Environmental Laws that remain unremedied or unresolved respecting the release or threatened release of any hazardous substance, pollutant or contaminant to any soil, groundwater, surface water, building component, wastewater, air or other media on or from any real property relating to the Purchased Assets or the Easement during the ownership, occupation or use of such real property by Seller or any of its agents.
(d) There are no and have not been any underground storage tanks, underground piping (except for water or sewer), or polychlorinated biphenyls used, stored, treated or disposed of at any real property relating to the Purchased Assets or the Easement.
Section 4.6 Unclaimed Property.
Seller has no unpaid unclaimed property Liability relating to the Municipal Water Utility with respect to any taxable period ending on or before the Closing date for which Buyer would be liable or to which the Purchased Assets would be subject.
Section 4.7    Compliance with Laws.
The ownership and operation of the Purchased Assets and the operation of the Municipal Water Utility as it is currently conducted do not violate or infringe any law in any material respect.  Seller has not received written notice (or, to the Seller’s knowledge, oral notice) of any violation by Seller of any law applicable to the operation of the Municipal Water Utility as currently conducted or the Purchased Assets as currently operated.  Seller has timely paid all applicable fees, including registration fees and maintenance fees, required by any governmental authority, to maintain Permits in good standing.
Section 4.8 No Brokers.
Neither Seller, nor any representative or other person acting on behalf of Seller, has agreed to pay a commission, finder’s or investment banking fee, or similar payment in connection with this Agreement or any matter related hereto to any person, nor has any such person taken any action on which a claim for such a payment could be based, other than payments for which Buyer will have no Liability or obligation.
Section 4.9 Disclosure.
All agreements, schedules, exhibits, certificates and reports furnished or to be furnished to Buyer by or on behalf of Seller in connection with this Agreement or the transactions contemplated hereby are true, complete and accurate in all material respects.  Except for the representations and warranties expressly set forth in this Agreement, Seller has not made and does not hereby make any express or implied representations or warranties, statutory or otherwise, of any nature, including, without limitation, with respect to any express or implied representation or warranty as to the merchantability, quality, quantity, suitability or fitness for any particular purpose of the assets, each of which are hereby disclaimed.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer hereby represents and warrants to Seller that the following representations and warranties are, as of the date hereof, and as of the Closing date will be, true and correct:
Section 5.1 Organization and Good Standing.
Buyer is a corporation duly organized, validly existing and in good standing under the applicable laws of the State of Delaware.  Buyer has full corporate power and authority to own its properties and carry on its business as it is now being conducted.
Section 5.2 Authority and Validity.
Buyer’s execution and delivery of this Agreement, performance by Buyer hereunder, and the consummation by Buyer of the transactions contemplated hereby have been duly and validly authorized by all required corporate action by or on behalf of Buyer.  This Agreement has been duly and validly executed and delivered by Buyer, and constitutes valid and binding obligations of Buyer that are enforceable against Buyer in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to the enforcement of creditors’ rights generally or by principles governing the availability of equitable remedies.
Section 5.3 No Violation.
There is no legal action, proceeding or investigation pending or, to the knowledge of Buyer, threatened against Buyer, nor is there any judgment outstanding against Buyer or to which Buyer is subject or bound, that materially adversely affects the ability of Buyer to consummate any of the transactions contemplated hereby.
Section 5.4 No Brokers.
Neither Buyer nor any person acting on behalf of Buyer has agreed to pay a commission, finder’s fee, investment banking fee or similar payment in connection with this Agreement or any matter relating hereto, nor has Buyer taken any action on which a claim for such a payment could be based.
Section 5.5 Disclosure.
None of the representations and warranties set forth in this Agreement furnished by Buyer to Seller pursuant hereto, taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading.
ARTICLE VI
PRE-CLOSING COVENANTS
During the period from the date of this Agreement through and including the Closing date:
Section 6.1 Seller’s Conduct of the Municipal Water Utility Pending Closing.
Except as may be first consented to by Buyer in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement through and including the Closing date: (i) Seller shall conduct the Municipal Water Utility and operate the Purchased Assets according to its ordinary and usual course of business, preserve intact its Municipal Water Utility and the Purchased Assets, and keep available the services of its employees and independent contractors; (ii) Seller will not sell, lease, transfer, assign, convey, hypothecate, encumber or make any dividend or distribution of any Purchased Assets, will not amend any unclaimed property filing relating to the Municipal Water Utility, and will otherwise use reasonable efforts to maintain satisfactory relationships with respect to the Municipal Water Utility with all relevant governmental authorities, suppliers, agents, customers, and others having relevant business relationships with Seller; and Seller shall promptly notify Buyer in writing of any notice or other communication that it receives (written or oral) respecting any litigation, regulatory proceeding, or audit involving or affecting Seller.  Without limiting the foregoing, Seller, except as may be first consented to by Buyer in writing (such consent not to be unreasonably withheld, conditioned or delayed), shall not:
(a) enter into any contract relating to the Municipal Water Utility other than with customers or suppliers in the ordinary course of business substantially as conducted heretofore;
(b) cause any material adverse change in the Municipal Water Utility, including performing or not performing any action, the performance or non-performance of which would reasonably be expected to result in a material adverse change;
(c) make any loan or advance relating to the Municipal Water Utility other than for services provided to customers on credit in the ordinary course of business consistent with past practice;
(d) (i) incur any Indebtedness relating to the Purchased Assets or Municipal Water Utility, except expenses and current Liabilities incurred in connection with or for services rendered or goods supplied in the ordinary course of business, or obligations or Liabilities incurred by virtue of the execution of this Agreement, or (ii) create any Lien on any Purchased Assets; or
(e) change the accounting principles, methods or practices (including without limitation any change in depreciation or amortization policies or rates) utilized by Seller involving or affecting the Purchased Assets or the ownership or operation thereof; or
(f) make any capital expenditure or commitment therefor.
Section 6.2 2019 Consumer Confidence Report.
Seller and its agents shall prepare the Consumer Confidence Report (“CCR”) for the Municipal Water Utility for calendar year 2019 and provide it to all necessary governmental authorities and customers.
Section 6.3 Access; Cooperation.
Upon reasonable prior notice, during the period from the date of this Agreement through and including the Closing date: (i) Seller shall give Buyer and its representatives such access to the Purchased Assets, Municipal Water Utility records, customers and suppliers during regular business hours as may be reasonably requested by Buyer, including with respect to having surveys performed and a Phase I environmental assessment undertaken for the Well 4 Parcel; (ii) Seller and its representatives shall also cooperate with Buyer and its representatives, including Buyer’s auditors and counsel, in the preparation of any documents or other materials required in connection with the transactions contemplated by this Agreement, including with respect to obtaining all necessary regulatory approvals from the PSC; (iii) in addition, Seller and Buyer shall use their respective reasonable good faith efforts to satisfy all conditions to Closing and all other matters relating to the consummation of the transactions contemplated by this Agreement; and (iv) Seller and Buyer shall cooperate with each other in connection with any filings with any governmental entity with authority over the parties or the transactions contemplated by this Agreement.
ARTICLE VII
POST-CLOSING COVENANTS
Section 7.1 Remittance of Unclaimed Property.
  From and after Closing through and including the date that is the seventh (7th) anniversary of the Closing, Seller and Buyer shall cooperate fully with each other and make available or cause to be made available to each other in a timely fashion such data relating to taxes, prior tax returns, filings with the Internal Revenue Service or other governmental authorities, unclaimed property filings, and other information as may be reasonably requested for the preparation by Buyer or Seller of any tax returns or other filings with the Internal Revenue Service or other governmental authorities.
Section 7.2 2019 CCR.
If Seller has not completed and provided to all necessary governmental authorities and customers the CCR for 2019 prior to Closing, Seller and its agents shall do so after Closing.
Section 7.3 Access to Books and Records.
From and after Closing, Seller shall give Buyer and its agents such access to Seller’s books and records relating to the Purchased Assets and the Municipal Water Utility that pertain to the period prior to and ending at Closing as Buyer shall reasonably request, as necessary or appropriate for Buyer to prepare any tax filings or defend or prosecute any litigation or other proceeding.  Seller shall maintain its books and records relating to the period during which it owned the Purchased Assets and operated the Municipal Water Utility for at least seven (7) years after Closing, or such other period as mandated by applicable law.
Section 7.4 Rate Structure.
After Closing and until such time as Buyer interconnects the Purchased Assets to Buyer’s regional water utility system in Fort DuPont via a directional drill, Buyer shall continue to assess water charges in the Service Area based upon Seller’s Municipal Water Utility rates as of the date of Closing, provided, however, Buyer shall have the option of converting billing for the Service Area to monthly invoicing, rather than Seller’s current system of quarterly billing for the Municipal Water Utility.  Buyer shall take all necessary and appropriate steps and seek all necessary regulatory approvals to make annual adjustments in the water and fire protection rates in the Service Area over a five (5) year period commencing on the date that Buyer interconnects the Service Area to Fort DuPont, transitioning them to the rates that generally apply in the State of Delaware per Buyer’s PSC-approved tariff as of the date of Closing (the “Rate Transition Period”), it being understood that:
(a) Buyer shall take reasonable steps to make the annual adjustments in Service Area rates during the Rate Transition Period similar in amount; and
(b) Buyer shall normalize assessing water charges to the Senior Center located at 250 5th Street, Delaware City, Delaware, 19706, which presently is not assessed charges by the Municipal Water Utility, on the following schedule:  (i) no water charges until the first annual anniversary of Closing; (ii) one-half of the water charges generally assessed in the Service Area until the second annual anniversary of Closing; and (iii) water charges at the same rate generally assessed in the Service Area thereafter; and
(c) as of the date of this Agreement, to qualify for the Senior Citizen Discount in Seller’s Municipal Water Utility Rates pursuant to Seller’s ordinances:  (i) the customer must be sixty-five (65) years of age or older; (ii) the customer must own the property that receives water service; (iii) the property that receives water service must have a tax value of Forty Thousand Dollars ($40,000) or less; and (iv) the customer must have an annual income of Twenty Thousand Dollars ($20,000) or less (collectively, the “Discount Standard”).  The Senior Citizen Discount is a forty percent (40%) reduction of the water bill based on the rates that would otherwise apply as amended from time to time.   Prior to the expiration of the Rate Transition Period, Seller shall from time to time inform Buyer both the identity of persons who newly meet the Discount Standard and the identity of those who no longer meet the Discount Standard, beginning with the list required by Section 3.3(a)(vii) above.  Buyer shall also remove any customer from the list that Buyer knows no longer receives water service or no longer resides in the City.  Buyer shall give a forty percent (40%) discount, based on the rates that would otherwise apply as amended from time to time, on the water bill for those customers on the Discount Standard list.  At the end of the Rate Transition Period, those customers on the list of persons qualifying for the Senior Citizen Discount shall continue to receive the discount until such time as the customer is no longer a resident of the City, but no additional customers shall be added to the Senior Citizen Discount list; and
(d) after the Rate Transition Period, rates in the Service Area shall be the same as apply generally in the State of Delaware pursuant to Buyer’s PSC-approved tariff as amended from time to time.
Section 7.5 Buyer’s Mandatory Investment in the Service Area.
After Closing, Buyer shall make the following investments in Service Area infrastructure, making good faith efforts to complete each item within the specified time, it being understood that Buyer shall not be deemed in breach of this Agreement if, despite its good faith efforts, it is unable to do so for reasons beyond its control:
(a) Replacement of water meters throughout the Service Area within six (6) months of the date of Closing; and
(b) Relocating a service main and installing new services at 900 5th Street and 906 5th Street within one (1) month of the date of Closing; and
(c) Undertaking a directional drill under the Delaware City Branch Canal to interconnect the Service Area to Buyer’s regional water system in Fort DuPont, starting the permit application process no later than one (1) week after the date of Closing and completing the interconnection within eighteen (18) months of the date of Closing; and
(d) Making such pump upgrades as are necessary to increase water pressure in the Service Area to approximately 65-75 PSI within eighteen (18) months of the date of Closing; and
(e) Installing raw water and potable main extensions to connect the Purchased Asset well facilities at the Excluded Parcel to the Well 4 Parcel, completed no later than December 31, 2022; and
(f) Replacing the water treatment plant filters in use as of the date of Closing no later than December 31, 2024; and
(g) Painting or replacing the elevated water storage tank at the Excluded Parcel (the “Elevated Storage Tank”) no later than December 31, 2025.  If Buyer decommissions the Elevated Storage Tank, Buyer shall (i) use alternative water storage within the Service Area in addition to Buyer’s elevated storage tank in Fort DuPont, and (ii) provide space for Seller’s antenna tenants that were using the Elevated Storage Tank, if any, on Buyer’s Fort DuPont elevated storage tank without charge to Seller; and
(h) Buyer shall continue to operate multiple sources of groundwater supply within the Service Area.
Section 7.6 Sampling and Monitoring by Buyer.
Buyer shall perform compliance monitoring consistent with its practices throughout the State of Delaware, which includes routine monthly bacteria sampling, annual disinfection by-product monitoring, and triannual lead and copper sampling.  Buyer will sample from the distribution entry point at each treatment plant and conduct a comprehensive analysis of water quality.  Notwithstanding anything to the contrary herein, Buyer’s sampling and monitoring shall conform to applicable state and federal statutes and regulations, including the Safe Drinking Water Act, as such statutes and regulations are amended from time to time.
Section 7.7 Project Communications.
Absent an emergency, Buyer shall notify Seller at least three (3) months prior to the commencement of construction about any project that will impact rights-of-way within the Service Area.  Absent an emergency, Seller shall notify Buyer at least three (3) months prior to the commencement of construction about any road improvement project where Buyer owns or operates water utility facilities.
Section 7.8 Continued Cooperation.
At any time and from time to time after Closing, without further consideration (but at Buyer’s cost of preparation and filing) Seller shall promptly execute and deliver such confirmatory instruments of sale, transfer, conveyance, assignment and delivery, and take such other reasonable actions, as Buyer may reasonably request to transfer, convey and assign to Buyer, and to confirm Buyer’s right, title and interest in and to, each and all of the Purchased Assets, to put Buyer in actual possession and operating control thereof, to assist Buyer in exercising all rights with respect thereto, and to carry out the purposes and intent of this Agreement.
ARTICLE VIII
INDEMNIFICATION
Section 8.1 Indemnification.
The representations and warranties made by the parties in this Agreement shall survive the Closing, and shall remain in full force and effect until the date that is twelve (12) months from the Closing Date; provided, however, that the representations and warranties in Section 4.3(a) (the “Fundamental Representations”) shall survive until the date on which the statute of limitations otherwise applicable to such claims expires.  All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. The parties each agree to indemnify, defend and hold harmless the other party, including the other party’s affiliates, directors, officers, agents, employees, contractors, subcontractors, successors and assigns, from and against any and all claims, counterclaims, actions, proceedings, suits, losses, debts, demands, judgments, liens, costs and liabilities, including reasonable attorneys’ fees and expert witness fees, arising out of or in any way relating to any breach of the indemnifying party’s representations and warranties.  Without limiting the foregoing, (i) Seller indemnifies Buyer and shall hold Buyer harmless for all Liens, encumbrances, Liabilities, Indebtedness, security interests and claims of any nature relating to the Purchased Assets existing as of Closing, or that arise after Closing and relate to the period prior to the transfer of title to Buyer, and Seller shall bear all costs and expenses, including attorneys’ fees, necessary to remove any such Liens, encumbrances, Liabilities, Indebtedness security interests and/or claims, provided, however, that with specific respect to defects in title, Seller’s obligation shall be to provide Buyer reasonable cooperation in curing such defects, rather than an obligation of indemnification, and (ii) Buyer indemnifies Seller and shall hold Seller harmless for all Liens, encumbrances, Liabilities, Indebtedness, security interests and claims of any nature relating to the Purchased Assets that arise after Closing and do not relate to the period prior to the transfer of title to Buyer, and Buyer shall bear all costs and expenses, including attorneys’ fees, necessary to remove any such Liens, encumbrances, Liabilities, Indebtedness security interests and/or claims.
The indemnification provided for in this Section 8.1 shall be subject to the following limitations:
(a) Seller shall not be liable to Buyer for indemnification under this Section 8.1 until the aggregate amount of all losses exceeds $25,000 (the “Basket”), in which event Seller shall be required to pay or be liable for all such losses from the first dollar.  The aggregate amount of all losses for which the Seller shall be liable pursuant to Section 8.1 shall not exceed $200,000 (the “Cap”).
(b) Buyer shall not be liable to Seller for indemnification under Section 8.1 until the aggregate amount of all losses exceeds the Basket, in which event Buyer shall be required to pay or be liable for all such losses from the first dollar. The aggregate amount of all losses for which Buyer shall be liable pursuant to Section 8.1 shall not exceed the Cap.
(c) Notwithstanding the foregoing, the limitations set forth in Section 8.1(a) and (b) above shall not apply to (i) losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any Fundamental Representation, and (ii) losses related to fraud.
(d) The indemnified party shall use reasonable efforts to mitigate loss.
ARTICLE IX
GENERAL PROVISIONS
Section 9.1 PSC Approval; Termination.
Notwithstanding anything to the contrary in this Agreement, the receipt from the PSC of regulatory approval relating to this Agreement or the transactions contemplated in connection herewith shall be a condition precedent to both parties’ obligation to consummate the transactions contemplated in this Agreement.
Notwithstanding anything in this Agreement to the contrary, this Agreement and the transactions contemplated by this Agreement may not be terminated, except prior to Closing as follows:
(a) by mutual consent in writing of Seller and Buyer; or
(b) by Seller or Buyer at any time after December 31, 2020 (the “Outside Date”) if regulatory approval from the PSC has not been received by such date or the Closing has otherwise failed to occur by such date; provided, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur by such date.
In the event that this Agreement shall be terminated pursuant to this Section 9.1, all further obligations of the parties under this Agreement shall terminate without further liability of any party to another.
Section 9.2 Expenses.
The parties shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, all fees and expenses of their respective representatives and all fees, expenses and costs for obtaining any required consents.
Section 9.3 Successors and Assigns; Third Party Beneficiaries.
This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, successors, heirs, executors and assigns; provided, however, that this Agreement and all rights and obligations hereunder may not be assigned or transferred without the prior written consent of the other party hereto, except Buyer may assign its rights hereunder to a directly or indirectly wholly-owned subsidiary or affiliate of Buyer or any successor-in-interest.  There are no intended third party beneficiaries in connection with this Agreement.
Section 9.4 Choice of Law; Venue.
This Agreement and the rights of the parties shall be governed by and construed in accordance with the laws of the State of Delaware without consideration of the choice of law or conflict of law principles.  Each of the parties hereto irrevocably consents to the service of any process, pleading, notices or other papers by the mailing of copies thereof by certified mail with return receipt requested, to such party at such party’s address set forth herein, or by any other method provided or permitted under the laws of the State of Delaware.  Each party hereby irrevocably submits to the jurisdiction of any federal or state court located in the State of Delaware (and any appellate court therefrom) with respect to any action or proceeding arising out of or relating to this Agreement.  Each party hereby irrevocably and unconditionally waives and agrees not to plead, to the fullest extent provided by law, any objection it may have to venue and the defense of an inconvenient forum to the maintenance of such action or proceeding in Delaware courts.
Section 9.5 Waiver of Jury Trial.
EACH PARTY HERETO HEREBY KNOWINGLY AND VOLUNTARILY IRREVOCABLY WAIVES, AFTER CONSULTATION WITH COUNSEL, ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED IN CONTRACT, TORT, EQUITY OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION OR AGREEMENT CONTEMPLATED HEREBY, OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.
Section 9.6   Notices.
Unless otherwise provided in this Agreement, any notice required or permitted under this Agreement shall be given in writing and addressed to the party to be notified as indicated below, or at such other addresses as the parties may designate from time to time by written notice to the other party:
If to Buyer:
Artesian Water Company, Inc.
Attention:  Karl G. Randall, General Counsel
664 Churchmans Road
Newark, Delaware 19702

If to Seller:
The City of Delaware City
Attention: Paul H. Johnson, Sr., Mayor
407 Clinton Street
Delaware City, Delaware 19706

With a copy to:

Connolly Gallagher LLP
Attention: N. Christopher Griffiths, Esq.
267 East Main Street
Newark, Delaware 19711
Section 9.7 Severability.
If any portion of this Agreement shall be held invalid, illegal or unenforceable by a court of competent jurisdiction, that portion shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable, provided any such modification shall as nearly as possible retain the intent of the parties, and if such modification is not possible, such portion shall be severed from this Agreement.  In either case, the remainder of this Agreement shall be interpreted as if such provision were so modified or excluded, as the case may be, and shall be enforceable in accordance with its terms.
Section 9.8 Entire Agreement.
This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior understandings and agreements, whether written or oral.
Section 9.9 Construction.
 The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring either party by virtue of authorship of any particular portion hereof.  The titles and section headings used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.  The Recitals in this Agreement form a part of this Agreement.
Section 9.10 Counterparts.
This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
Section 9.11 Time Is of the Essence.
The parties hereto agree that time is of the essence with respect to the performance of each party’s respective obligations and commitments under this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement as of the date first written above.

BUYER:
ATTEST:                  ARTESIAN WATER COMPANY, INC.,
a Delaware corporation

____________________________                                               By:
Name:  Joseph A. DiNunzio                                                            Name:  Dian C. Taylor
Title:  Secretary Title: President and Chief Executive Officer

                          SELLER:
WITNESS/ATTEST: THE CITY OF DELAWARE CITY,
                          a Delaware municipality

By: __________________________                                          By:  ______________________________
Name:                               Name: Paul H. Johnson, Sr.
Title:     Title: Mayor